UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/03/2010

MVB FINANCIAL CORP
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50567

WV	200034461
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

301 Virginia Avenue, Fairmont, WV 26554-2777
(Address of principal executive offices, including zip code)

304-363-4800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 4, 2010, MVB Financial Corporation ("MVB") and its subsidiary, MVB Bank, Inc. ("Bank"), entered into an Employment Agreement (the "Agreement") with John T. Schirripa.   Under the terms of the Agreement, Mr. Schirripa will perform the functions of President and Chief Executive Officer of MVB Central, Inc. as defined in the Agreement. The Agreement is to become effective as of August 5, 2010, and will remain effective thru December 31, 2010. If no defaults exist, the Agreement will automatically renew each year for an additional one year.

According to the Agreement, Mr. Schirripa must devote his full time and his best efforts to the performance of his duties for MVB and Bank. Mr. Schirripa will not be employed by, nor will he devote any of his time and efforts to further the interests of any person, firm or corporation except such other entities that the Board of Directors of Bank and MVB approves.

The Agreement may be terminated by mutual agreement, For Cause with 60 days notice, without Cause with 90 days notice, death, disability, "Change of Control", or "Constructive Termination."   For the purpose of the Agreement, "Cause" means employee acts or omissions that constitute fraud, dishonesty, excessive absenteeism, any criminal act involving the person or property of others or the general public, gross neglect of duty resulting in a substantial loss to Bank or MVB, or intentional failure to carry out reasonable and legal duties and responsibilities assigned by the Board of Directors of Bank or MVB.

"Change of Control" means an acquisition of shares in the Bank or MVB that together with the purchaser's shares results in ownership by any person, group of persons, or other organization owning greater than 50% of the stock; or any merger, consolidation, exchange, or reorganization that Bank or MVB is a party to, but is not the surviving entity. "Constructive Termination" results from any of the following: a substantial decrease of base salary or reward opportunities; a material decrease in duties or responsibilities; a change in geographic location that would require the employee to travel more than 50 miles from the current principal office address; a material decrease in authority, duties, or responsibilities of employee's supervisor; or any other action that would materially breach the Agreement.

Upon termination, Mr. Schirripa is entitled to and will receive the following compensation: by mutual agreement - the amount that the parties agreed upon; For Cause - his base salary for any time during which he was actively employed; "without Cause" by employer - salary and benefits for a 12 month period; "without Cause" by employee - no compensation after termination date; death - survivors will receive health benefits for one year and the proceeds of life insurance provided to the employee; disability - the amount remaining for the term of the Agreement reduced by any payment from the Bank's long-term disability policy; and "Change of Control" - base salary for the term of the Agreement and for an additional 12 months.

Mr. Schirripa will be paid a base salary of $180,000. This base salary is subject to adjustment each year at the discretion of the Board of Directors of Bank. Mr. Schirripa will also receive those fringe benefits afforded to other Bank officers and will be reimbursed for all reasonable expenses incurred in carrying out his duties and responsibilities. Mr. Schirripa will also receive four weeks of vacation time.

During the term of the Agreement and through the end of the one year period following termination of Mr. Schirripa's employment, Mr. Schirripa will not solicit or participate as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity, in any business which solicits business from any customer or supplier of Bank during the term of the Agreement, for the purpose of securing business or contracts related to the business of Bank. During the same period, Mr. Schirripa will not employ, engage, recruit, or solicit for employment any person who is or becomes employed or engaged by Bank.

On August 1, 2010, MVB Financial Corp. (the "Company") approved the grant of stock options under the MVB Financial Corp. 2003 Incentive Stock Plan to the following executive officers in the indicated amounts:

John T. Schirripa 10,000

On August 3, 2010 the grant agreements were signed.

The options will be exercisable at $22.50 per share and will vest over a three year period in equal amounts each year, beginning August 1, 2011.

Item 9.01.    Financial Statements and Exhibits

Exhibit 99.1 - Employment Agreement between MVB Bank, Inc. and MVB Financial Corp. and John T. Schirripa

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MVB FINANCIAL CORP

Date: August 04, 2010	By:	/s/ Eric L. Tichenor
Eric L. Tichenor
SVP and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Schirripa Employment Agreement